UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2009

NORTHROP GRUMMAN CORPORATION
(Exact name of registrant as specified in its charter)
Commission File Number: 1-16411

Delaware (State or other jurisdiction of incorporation)	95-4840775 (IRS Employer Identification No.)
1840 Century Park East, Los Angeles, CA 90067
(Address of principal executive offices, including zip code)
(310) 553-6262
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 8.01. Other Events
Item 9.01. Financial Statements and Exhibits
Signature(s)
INDEX TO EXHIBITS
EX-10.1
EX-10.2
EX-99.1

Item 1.01.	Entry into a Material Definitive Agreement
Director Compensation
On December 16, 2009, the non-employee members of the Board of Directors of Northrop Grumman Corporation (the “Company”), with the exception of Lewis W. Coleman, approved an annual retainer of $250,000 to be paid to Mr. Coleman for his service as Non-Executive Chairman beginning January 1, 2010. Mr. Coleman has elected to defer this retainer as well as his annual board retainer for 2010 into a stock unit account pursuant to the 1993 Stock Plan for Non-Employee Directors, as amended. The shares of Common Stock will be paid out upon termination of his service on the Board. Mr. Coleman will no longer receive a $25,000 annual retainer he received as the Lead Independent Director. The Board of Directors named Mr. Donald E. Felsinger Chair of the Compensation Committee replacing Mr. Coleman effective January 1, 2010. The amended Non-Employee Director Compensation Term Sheet is attached as Exhibit 10.1

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) Compensatory Arrangements of Certain Officers
Letter Agreement of Wesley G. Bush
At its meeting on December 16, 2009, the non-employee members of the Board of Directors of the Company approved the compensation for Wesley G. Bush, President and Chief Operating Officer. The terms of the letter dated December 16, 2009 from Lewis W. Coleman to Mr. Bush (the “Letter dated December 16, 2009”) will be effective January 1, 2010 at which time Mr. Bush will assume the title Chief Executive Officer and President.
The terms contained in the letter are summarized as follows:
•	Annualized base salary of $1,350,000.

•	Target annual cash incentive award for 2010 under the Company’s 2002 Incentive Compensation Plan will equal 150% of Mr. Bush’s base salary.

•	An award of stock options and restricted performance stock rights (RPSRs) with an aggregate value on the grant date of $8.5 million in accordance with the terms of the 2001 Long Term Incentive Stock Plan at the time the equity incentive awards are made (scheduled to occur in February 2010).

•	The January 2010 Special Agreement regarding change-in-control entered into between the Company and Mr. Bush is terminated. Mr. Bush’s January 2009 Special Agreement will continue in effect through December 31, 2009, at which point it will terminate.

•	Mr. Bush will no longer be covered by or eligible for any benefits under the Company’s Severance Plan for Elected and Appointed Officers or under any other Company severance plan program or policy.

•	Mr. Bush is not covered by any employment agreement with the Company.

•	Mr. Bush will not participate in the Northrop Supplemental Retirement Income Program for the CEO, and this plan is now closed to new participants.

•	Effective January 1, 2010, Mr. Bush will relinquish all rights under the CPC Supplemental Executive Retirement Program (the “CPC SERP”) including any benefits already accrued under that plan. That plan had previously provided Mr. Bush a benefits accrual of 3.33% of final average pay per year of service on the CPC.

•	Effective January 1, 2010 Mr. Bush will participate in the Officers Supplemental Executive Retirement Program (the “OSERP”) as more fully described in the Exhibit 10.2. Under the OSERP, Mr. Bush will accrue benefits at 1% of final average pay in the future.
The foregoing description of Mr. Bush’s compensation arrangement does not purport to be complete. For an understanding of its terms and conditions, reference should be made to the Letter dated December 16, 2009 attached as Exhibit 10.2 to this Report.

Replacement Change In Control Agreements for James F. Palmer and James F. Pitts
On December 15, 2009, the Company entered into new change-in-control agreements with James F. Palmer, Corporate Vice President and Chief Financial Officer and James F. Pitts, Corporate Vice President and President, Electronic Systems, in the form of the January 2010 Special Agreement incorporated by reference to the Form 8-K dated October 2, 2009 as filed with the Securities and Exchange Commission on October 8, 2009. The January 2010 Special Agreements are effective January 1, 2010 and supersede and replace the January 2009 Special Agreements between the Company and Messrs. Palmer and Pitts, and eliminate the tax gross-up provided under the January 2009 Special Agreement.

Item 8.01.	Other Events.
On December 18, 2009, Northrop Grumman Corporation (the “Company”) issued a press release announcing that it has completed the sale of TASC, Inc., its advisory services business, for $1.65 billion in cash to an investor group led by General Atlantic LLC and affiliates of Kohlberg Kravis Roberts & Co. L.P. The press release dated December 18, 2009 announcing the completion of the sale of TASC, Inc. is furnished as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits.
     Filed

Exhibit 10.1	Non-Employee Director Compensation Term Sheet
Exhibit 10.2	Wesley G. Bush Letter dated December 16, 2009
     Furnished

Exhibit 99.1	Press Release dated December 18, 2009

Signature(s)
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHROP GRUMMAN CORPORATION (Registrant)
Date: December 21, 2009	By:	/s/ Joseph F. Coyne, Jr.
Joseph F. Coyne, Jr.
Corporate Vice President, Deputy General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

10.1	Non-Employee Director Compensation Term Sheet
10.2	Wesley G. Bush Letter dated December 16, 2009
99.1 Furnished	Press Release dated December 18, 2009